EXHIBIT 99.1

News Release

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313)755-3699
dfiebig@visteon.com

VISTEON RELEASES FOURTH QUARTER AND FULL YEAR 2003 RESULTS

DEARBORN, Michigan, January 23, 2004 — Visteon Corporation (NYSE: VC) today announced fourth quarter and full year results for 2003. For the fourth quarter 2003, Visteon reported a net loss of $863 million. These results include special charges of $756 million. In the fourth quarter of 2002, Visteon reported a net loss of $34 million, including special charges of $51 million.

2003 Highlights

•	Exit of Chesterfield seating operations

•	Continued implementation of European Plan for Growth

•	Significant progress on IT infrastructure

•	UAW/Ford contract ratification

•	Settlement of discussions with Ford

•	Non-Ford revenue tops $4 billion

Fourth Quarter 2003
The fourth quarter 2003 results include $260 million of fixed asset write-downs, a charge of $468 million to increase deferred tax asset valuation allowances, and restructuring charges of $28 million. In aggregate, after tax, these items total $756 million, or $6.02 per share.

Revenue for fourth quarter 2003 was $4.5 billion, down $84 million from fourth quarter of 2002. Non-Ford revenue totaled $1.2 billion for the quarter, up $186 million from the fourth quarter of 2002, and represented 26% of total sales.

1.

News Release

“We’ve completed many significant actions during the course of 2003 to improve our performance in 2004 and beyond,” said Peter J. Pestillo, Visteon’s chairman and chief executive officer. “Our agreements with Ford and the UAW, the exit of seating and other restructuring activities, combined with new business revenue, enable us to substantially improve our results going forward.”

Full Year 2003
For the full year 2003, Visteon recorded a net loss of $1.2 billion or $9.65 per share. These results include the fixed asset write-downs and increase in the deferred tax asset valuation allowance recorded in the fourth quarter, and restructuring and other special items of $219 million. In aggregate, after tax, these items total $947 million, or $7.53 per share.

Total revenue for full year 2003 was $17.7 billion, down $735 million from full year 2002. Non-Ford revenue totaled $4.2 billion for the year, up $569 million from the full year 2002, and represented 24% of total sales.

For full year 2002, Visteon recorded a net loss of $352 million or $2.75 per share. Included in these results were special charges of $142 million and $265 million for the non-cash write-off for the value of goodwill associated with adoption of Statement of Financial Accounting Standards No. 142.

Cash and Debt-to-Capital
Visteon ended the year with $956 million in cash and marketable securities, up slightly from September 30, 2003. Year-end debt outstanding was $1.8 billion, and the company’s debt-to-capital ratio was 49%.

2004 Outlook
Revenue for full year 2004 is projected to be in the range of $18.6 to $18.8 billion, up substantially from 2003, reflecting primarily non-Ford revenue growth. Non-Ford revenue is expected to exceed $5 billion, and represent 28% of total revenue. For the full year 2004, Visteon expects net income of $0.50 to $1.00 per share. The company expects cash from operations to exceed its capital expenditures for full year 2004.

Year-over-year improvement in earnings is expected to result from: savings related to the European Plan for Growth, exit of seating, and other actions; decreased OPEB expenses; lower SG&A expenses; material cost savings and manufacturing efficiencies; offset partially by price reductions and unfavorable economics. The company also expects significantly lower restructuring charges in 2004 than the amounts recorded for special items and restructuring in 2003.

For the first quarter 2004, Visteon expects net income in the range of $0.05 to $0.15 per share. Revenue is expected to be in the range of $4.8 to $4.9 billion for the quarter. The company expects capital expenditures to exceed cash from operations during the first quarter 2004.

2.

News Release

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 75,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

# # #
Visteon news releases, photographs and product specification details are available at www.visteon.com

3.

VISTEON CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA
(in millions, except per share amounts)

			2003
			over/(under)
	2003		2002

	Fourth	Full	Fourth	Full
	Quarter	Year	Quarter	Year

Sales
Ford and affiliates	$3,289	$13,475	$(270)	$(1,304)
Other customers	1,170	4,185	186	569

Total sales	$4,459	$17,660	$(84)	$(735)

Depreciation and amortization
Depreciation	$146	$572	$15	$21
Amortization	26	102	5	22

Total depreciation and amortization	$172	$674	$20	$43

Selling, administrative and other expenses	$259	$1,002	$(4)	$114

Loss before income taxes	$(611)	$(1,150)	$(562)	$(1,033)

Net loss
As reported	$(863)	$(1,213)	$(829)	$(861)
Before cumulative effect of change in accounting	(863)	(1,213)	(829)	(1,126)

Net loss per share (basic and diluted)
As reported	$(6.87)	$(9.65)	$(6.60)	$(6.90)
Before cumulative effect of change in accounting	(6.87)	(9.65)	(6.60)	(8.97)

Average diluted shares outstanding	125.7	125.8	(1.3)	(1.9)

Special charges (1) (2)
Included in costs of sales	$436	$729	$378	$529
Included in selling, administrative and other expenses	14	20	(9)	(3)

Total pre-tax special charges	$450	$749	$369	$526

Special charges above, after-tax	$288	$479	$237	$337
Deferred tax asset valuation	468	468	468	468
Effect of change in accounting, net of tax	—	—	—	(265)

Total after-tax special charges	$756	$947	$705	$540

Special charges per share, based on average diluted shares outstanding above	$6.02	$7.53	$5.62	$4.35

Capital expenditures	$238	$879	$(24)	$156

Cash provided by operating activities	$253	$370	$(480)	$(776)

Cash and borrowing (at end of period)
Cash and marketable securities		$956		$(322)
Borrowing		1,818		127

1-	Fourth Quarter 2003 amounts include $43 million ($28 million after-tax) related to restructuring and other actions and $407 million ($260 million after-tax) related to non-cash fixed asset write-downs. Full Year 2003 amounts include $313 million ($200 million after-tax) related to restructuring and other actions and $436 million ($279 million after-tax) related to non-cash fixed asset write-downs.

2-	Fourth Quarter 2002 amounts include $81 million ($51 million after-tax) related to restructuring and other actions. Full Year 2002 amounts include $223 million ($142 million after-tax) related to restructuring and other actions; and $265 million after-tax related to the non-cash write-down in the value of goodwill associated with the adoption of SFAS 142.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended
	December 31,			Fourth Quarter

	2003	2002	2001	2003	2002

				(unaudited)
	(in millions, except per share amounts)
Sales
Ford and affiliates	$13,475	$14,779	$14,656	$3,289	$3,559
Other customers	4,185	3,616	3,187	1,170	984

Total sales	17,660	18,395	17,843	4,459	4,543
Costs and expenses
Costs of sales	17,786	17,588	17,105	4,805	4,324
Selling, administrative and other expenses	1,002	888	855	259	263

Total costs and expenses	18,788	18,476	17,960	5,064	4,587
Operating income (loss)	(1,128)	(81)	(117)	(605)	(44)
Interest income	17	23	55	4	6
Interest expense	94	103	131	23	25

Net interest expense	(77)	(80)	(76)	(19)	(19)
Equity in net income of affiliated companies	55	44	24	13	14

Income (loss) before income taxes, minority interests and change in accounting	(1,150)	(117)	(169)	(611)	(49)
Provision (benefit) for income taxes	34	(58)	(72)	243	(23)

Income (loss) before minority interests and change in accounting	(1,184)	(59)	(97)	(854)	(26)
Minority interests in net income of subsidiaries	29	28	21	9	8

Income (loss) before change in accounting	(1,213)	(87)	(118)	(863)	(34)
Cumulative effect of change in accounting, net of tax	—	(265)	—	—	—

Net income (loss)	$(1,213)	$(352)	$(118)	$(863)	$(34)

Basic and diluted earnings (loss) per share Before cumulative effect of change in accounting	$(9.65)	$(0.68)	$(0.91)	$(6.87)	$(0.27)
Cumulative effect of change in accounting	—	(2.07)	—	—	—

Basic and diluted	$(9.65)	$(2.75)	$(0.91)	$(6.87)	$(0.27)

Cash dividends per share	$0.24	$0.24	$0.24	$0.06	$0.06

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,

	2003	2002(1)

	(in millions)
Assets
Cash and cash equivalents	$953	$1,204
Marketable securities	3	74

Total cash and marketable securities	956	1,278
Accounts receivable — Ford and affiliates	1,198	1,401
Accounts receivable — other customers	1,164	828

Total receivables	2,362	2,229
Inventories	761	878
Deferred income taxes	163	199
Prepaid expenses and other current assets	168	153

Total current assets	4,410	4,737
Equity in net assets of affiliated companies	215	191
Net property	5,369	5,443
Deferred income taxes	700	566
Other assets	270	233

Total assets	$10,964	$11,170

Liabilities and Stockholders’ Equity
Trade payables	$2,270	$2,038
Accrued liabilities	924	1,021
Income taxes payable	27	14
Debt payable within one year	351	393

Total current liabilities	3,572	3,466
Long-term debt	1,467	1,298
Postretirement benefits other than pensions	469	409
Postretirement benefits payable to Ford (2)	2,090	1,874
Other liabilities	1,508	1,145

Total liabilities	9,106	8,192
Stockholders’ equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million and 129 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,288	3,298
Accumulated other comprehensive (loss)	(21)	(140)
Other	(19)	(33)
Earnings retained for use in business (accumulated deficit)	(1,521)	(278)

Total stockholders’ equity	1,858	2,978

Total liabilities and stockholders’ equity	$10,964	$11,170

1-	Certain balance sheet amounts at December 31, 2002 were reclassified to conform with current period presentation.

2-	Postretirement benefits payable to Ford are related to charges for the cost of providing retiree health care and life insurance benefits for Visteon-assigned Ford-UAW employees, and, to a minor extent, certain salaried employees. During Fourth Quarter 2003, Ford agreed to assume responsibility for approximately $1,646 million of amounts previously due Ford under the original terms of the separation agreement, which will be offset against future charges from Ford.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended
	December 31,

	2003	2002	2001

	(in millions)

Cash and cash equivalents at January 1	$1,204	$1,024	$1,412

Cash flows provided by operating activities	370	1,146	436

Cash flows from investing activities
Capital expenditures	(879)	(723)	(752)
Acquisitions and investments in joint ventures, net	(4)	—	(7)
Purchases of securities	(48)	(508)	(346)
Sales and maturities of securities	118	588	260
Other	25	36	102

Net cash used in investing activities	(788)	(607)	(743)

Cash flows from financing activities
Commercial paper (repayments) issuances, net	(85)	(194)	8
Other short-term debt, net	55	—	—
Proceeds from issuance of other debt	238	115	114
Principal payments on other debt	(121)	(245)	(144)
Purchase of treasury stock	(5)	(24)	(25)
Cash dividends	(31)	(31)	(31)
Other	77	(4)	3

Net cash provided (used in) by financing activities	128	(383)	(75)

Effect of exchange rate changes on cash	39	24	(6)

Net (decrease) increase in cash and cash equivalents	(251)	180	(388)

Cash and cash equivalents at December 31	$953	$1,204	$1,024